Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full-Year 2019 Results

•	Self-Pay Net Subscriber Additions of One Million-Plus for 10th Consecutive Year

•	2019 Revenue Increased to $7.8 Billion; Pro Forma Revenue Increased 8% to $7.9 Billion

•	Full-Year Net Income of $914 Million; Diluted EPS of $0.20

•	Adjusted EBITDA Hits Record $2.4 Billion, up 14%

•	Capital Returns in 2019 Totaled $2.4 Billion

•	SiriusXM Confirms 2020 Guidance

NEW YORK – February 4, 2020 – SiriusXM today announced fourth quarter and full-year 2019 operating and financial results, including revenue of $2.1 billion and $7.8 billion, respectively, increasing 38% and 35% compared to the prior year periods. Revenue was boosted by the acquisition of Pandora Media on February 1, 2019. The Company's net income declined 3% to $243 million in the fourth quarter, while full-year net income totaled $914 million, down from $1.2 billion in 2018 due to higher acquisition, refinancing, and depreciation and amortization expenses in 2019. Net income per diluted common share was $0.05 in the fourth quarter, compared to $0.06 in the prior year period, while full-year 2019 net income per diluted share declined to $0.20 from $0.26 in 2018.

On a pro forma basis, fourth quarter revenue grew 6% from $1.9 billion and full-year revenue climbed 8% from $7.3 billion in the prior year periods. Adjusted EBITDA in the fourth quarter totaled $587 million, down from $593 million in the prior year period. For the full-year, adjusted EBITDA grew 14% to $2.4 billion, resulting in an adjusted EBITDA margin of 30.6%, an improvement of approximately 160 basis points from 2018. The improvement in adjusted EBITDA margin was driven primarily by revenue growth across the business and cost efficiencies in subscriber acquisition costs and revenue share and royalties. Pro forma figures assume the Pandora acquisition closed on January 1, 2018.

“I am so proud of SiriusXM's milestone performance last year. Not only did we achieve our 10th consecutive year of one million-plus self-pay net additions, but we successfully completed the acquisition of Pandora Media and drove each business to record-high financial performance. Looking forward to 2020, we're excited about a new decade of opportunity before us and confident in reiterating our guidance for the year," said Jim Meyer, Chief Executive Officer, SiriusXM.

“In programming, our lifeblood, we continue to work with an increasing array of megastars and brands that have real value for SiriusXM subscribers and Pandora listeners. In the lead-up to the Super Bowl, The Chainsmokers and Lizzo played separate exclusive concerts on back-to-back nights in Miami Beach as part of our new Opening Drive Super Concert Series. Coldplay did a special stripped-down set at our new Hollywood studios for subscribers, and we announced the launch of a new SiriusXM channel and exclusive Pandora content from superstars U2, called U2X Radio, which will debut this year,” added Meyer.

FULL-YEAR 2019 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The pro forma financial and operating highlights of these two segments are presented separately below and exclude the impact of share-based payment expense.

SIRIUSXM

•
Self-Pay Subscribers Near 30.0 Million. SiriusXM added approximately 1.1 million net new self-pay subscribers for the full-year to end 2019 with nearly 30.0 million self-pay subscribers. Total net subscriber additions were 870,000, resulting in more than 34.9 million total SiriusXM subscribers at the end of the period. Paid promotional subscribers decreased due to declines in shipments from automakers offering paid promotional subscriptions. The total trial funnel stood at approximately 9.3 million at the end of 2019, up from approximately 9.1 million at the end of 2018. Self-pay monthly churn for 2019 was 1.7%, approximately flat from 2018.

•
SiriusXM Revenue of $6.2 Billion. Full-year 2019 revenue grew 7% to a record $6.2 billion. This growth was driven by a 3% increase in total SiriusXM subscribers and 4% growth in SiriusXM's average revenue per user (ARPU) to $13.82.

•
Gross Profit Grows 7%. Total cost of services at SiriusXM increased 8% to $2.4 billion for the full-year, driven primarily by higher revenue share and royalties and programming and content expenses. Gross profit at SiriusXM in 2019 totaled $3.8 billion, increasing 7% over 2018, and produced a gross margin of 62%, flat compared to the prior year.

•
New Programming, New Technology. SiriusXM recently announced the launch of our collaboration with UNINTERRUPTED, the athlete-empowered brand founded by LeBron James and Maverick Carter, for exclusive athlete playlists that debuted on Pandora. Andy Cohen signed multi-year extension for his news-making Radio Andy channel, and Phish performed an exclusive concert in Philadelphia on its full-time SiriusXM channel. At the 2020 Consumer Electronics Show, SiriusXM demonstrated an e-commerce suite for drivers with VISA, introduced a new aftermarket radio with 360L features, and earlier made SiriusXM available for the first time on Google home smart speakers and devices.

PANDORA

•
Advertising Revenue Hits Record $1.2 Billion. Full-year ad revenue at Pandora reached a record $1.2 billion, growing 10% over 2018. Ad revenue was driven by strong monetization of $80 per thousand hours, growing 12% over the prior year. Strength in traditional audio advertising, boosted by video programmatic and engagement-based video, as well as the expansion of off-platform efforts and fees generated on the AdsWizz platform drove revenue growth. Total revenue for Pandora grew 10% to $1.7 billion for the year, aided in part by a 10% increase in subscriber revenue to $527 million.

•
Total Ad Supported Listener Hours of 13.4 Billion. Monthly Active Users (MAUs) at Pandora were 63.5 million at the end of 2019, down from 69.4 million in the prior year. Total ad supported listener hours were 13.4 billion in 2019, down from 14.8 billion in 2018.

•
Self-Pay Net Adds of 251,000. Pandora added 251,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium service in 2019 to end the year with nearly 6.2 million self-pay subscribers. Paid promotional subscribers declined to 49 thousand, from 756 thousand in 2018, as a result of a reduction in paid promotional subscriptions due to the expiration of an agreement with T-Mobile in the third quarter of 2019. This brought total Pandora subscribers at year-end to 6.2 million.

•
Gross Profit Grows 28%. Total cost of services at Pandora in 2019 of $1.1 billion increased 2% compared with 2018. This resulted in gross profit at Pandora of $624 million, up 28% over 2018, and produced a gross margin for the year of 36%, growing approximately 500 basis points from 31% in the prior year. This expansion was driven primarily by lower revenue share and royalties and customer service and billing expenses as a percentage of revenue.

“SiriusXM returned nearly $2.4 billion of capital to stockholders in 2019. We repurchased more than 364 million shares last year and paid approximately $226 million in dividends to stockholders. At year-end, our debt to adjusted EBITDA ratio was 3.2 times and we had the entire $1.75 billion available on our revolving credit facility. This gives us ample liquidity to continue investing in our business while returning capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

2020 GUIDANCE

The Company's full-year 2020 guidance for self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow, as issued on January 7, 2020, is reiterated as follows:

•	SiriusXM self-pay net subscriber additions over 900,000,

•	Total revenue of approximately $8.1 billion,

•	Adjusted EBITDA approximately $2.5 billion, and

•	Free cash flow of approaching $1.7 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

FOURTH QUARTER AND FULL-YEAR 2019 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$1,569	$1,361	$6,120	$5,264
Advertising revenue	403	53	1,336	188
Equipment revenue	46	42	173	155
Other revenue	44	40	165	164
Total revenue	2,062	1,496	7,794	5,771
Operating expenses:
Cost of services:
Revenue share and royalties	607	337	2,291	1,394
Programming and content	124	103	462	406
Customer service and billing	123	98	475	382
Transmission	53	26	170	96
Cost of equipment	9	9	29	31
Subscriber acquisition costs	114	118	427	470
Sales and marketing	289	140	937	484
Engineering, design and development	74	34	280	123
General and administrative	145	90	524	354
Depreciation and amortization	124	79	468	301
Acquisition and other related costs	1	3	84	3
Total operating expenses	1,663	1,037	6,147	4,044
Income from operations	399	459	1,647	1,727
Other (expense) income:
Interest expense	(99)	(87)	(390)	(350)
Loss on extinguishment of debt	—	—	(57)	—
Other (expense) income	(1)	(38)	(3)	44
Total other (expense) income	(100)	(125)	(450)	(306)
Income before income taxes	299	334	1,197	1,421
Income tax expense	(56)	(83)	(283)	(245)
Net income	$243	$251	$914	$1,176
Foreign currency translation adjustment, net of tax	5	(19)	14	(29)
Total comprehensive income	$248	$232	$928	$1,147
Net income per common share:
Basic	$0.05	$0.06	$0.20	$0.26
Diluted	$0.05	$0.06	$0.20	$0.26
Weighted average common shares outstanding:
Basic	4,419	4,401	4,501	4,462
Diluted	4,541	4,478	4,616	4,561
Dividends declared per common share	$0.01331	$0.01210	$0.04961	$0.04510

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except per share data)	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$106	$54
Receivables, net	670	233
Inventory, net	11	22
Related party current assets	22	11
Prepaid expenses and other current assets	194	158
Total current assets	1,003	478
Property and equipment, net	1,626	1,513
Intangible assets, net	3,467	2,501
Goodwill	3,843	2,290
Related party long-term assets	452	960
Deferred tax assets	153	293
Operating lease right-of-use assets	466	—
Other long-term assets	139	138
Total assets	$11,149	$8,173
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,151	$736
Accrued interest	160	128
Current portion of deferred revenue	1,930	1,932
Current maturities of debt	2	3
Operating lease current liabilities	46	—
Related party current liabilities	4	4
Total current liabilities	3,293	2,803
Long-term deferred revenue	130	149
Long-term debt	7,842	6,885
Related party long-term liabilities	—	4
Deferred tax liabilities	70	47
Operating lease liabilities	456	—
Other long-term liabilities	94	102
Total liabilities	11,885	9,990
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,412 and 4,346 shares issued; 4,412 and 4,346 outstanding at December 31, 2019 and December 31, 2018, respectively	4	4
Accumulated other comprehensive income (loss), net of tax	8	(6)
Additional paid-in capital	395	242
Treasury stock, at cost; 0 and 0 shares of common stock at December 31, 2019 and December 31, 2018, respectively	—	—
Accumulated deficit	(1,143)	(2,057)
Total stockholders’ equity (deficit)	(736)	(1,817)
Total liabilities and stockholders’ equity (deficit)	$11,149	$8,173

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
(in millions)	2019	2018
Cash flows from operating activities:
Net income	$914	$1,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	468	301
Non-cash interest expense, net of amortization of premium	17	9
Provision for doubtful accounts	53	51
Amortization of deferred income related to equity method investment	(3)	(3)
Loss on extinguishment of debt	57	—
Loss (gain) on unconsolidated entity investments, net	21	10
Gain on fair value instrument	—	(43)
Dividend received from unconsolidated entity investment	2	2
Share-based payment expense	250	133
Deferred income taxes	259	257
Changes in operating assets and liabilities:
Receivables	(137)	(42)
Inventory	11	(2)
Related party, net	(10)	1
Prepaid expenses and other current assets	(3)	(20)
Other long-term assets	4	10
Operating lease right-of-use assets	(14)	—
Accounts payable and accrued expenses	109	(20)
Accrued interest	32	(9)
Deferred revenue	(58)	70
Operating lease liabilities	36	—
Other long-term liabilities	9	(1)
Net cash provided by operating activities	2,017	1,880
Cash flows from investing activities:
Additions to property and equipment	(363)	(355)
Purchases of other investments	(7)	(8)
Acquisition of business, net of cash acquired	313	(2)
Sale of short-term investments	73	—
Investments in related parties and other equity investees	(19)	(17)
Repayment from (loan to) related party	—	3
Net cash used in investing activities	(3)	(379)
Cash flows from financing activities:
Proceeds from exercise of stock options	8	—
Taxes paid from net share settlements for stock-based compensation	(150)	(120)
Revolving credit facility, net of deferred financing costs	(439)	136
Proceeds from long-term borrowings, net of costs	2,715	—
Proceeds from sale of capped call security	3	—
Principal payments of long-term borrowings	(1,666)	(16)
Payment of premiums on redemption of debt	(45)	—
Common stock repurchased and retired	(2,159)	(1,314)
Dividends paid	(226)	(201)
Net cash used in financing activities	(1,959)	(1,515)
Net increase (decrease) in cash, cash equivalents and restricted cash	55	(14)
Cash, cash equivalents and restricted cash at beginning of period	65	79
Cash, cash equivalents and restricted cash at end of period(1)	$120	$65

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	December 31, 2019	December 31, 2018	December 31, 2017
Cash and cash equivalents	$106	$54	$69
Restricted cash included in Other long-term assets	14	11	10
Total cash, cash equivalents and restricted cash at end of period	$120	$65	$79

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three and twelve months ended December 31, 2019 compared with the three and twelve months ended December 31, 2018. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Please refer to the Footnotes to Results of Operations.

					2019 vs 2018 Change
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
(in millions)	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,448	$1,361	$5,644	$5,264	$87	6%	$380	7%
Advertising revenue	56	53	205	188	3	6%	17	9%
Equipment revenue	46	42	173	155	4	10%	18	12%
Other revenue	46	42	172	171	4	10%	1	1%
Total Sirius XM revenue	1,596	1,498	6,194	5,778	98	7%	416	7%
Pandora:
Subscriber revenue	126	133	527	478	(7)	(5)%	49	10%
Advertising revenue	348	314	1,200	1,092	34	11%	108	10%
Total Pandora revenue	474	447	1,727	1,570	27	6%	157	10%
Total consolidated revenue	2,070	1,945	7,921	7,348	125	6%	573	8%
Cost of services
Sirius XM:
Revenue share and royalties	366	337	1,431	1,394	29	9%	37	3%
Programming and content	116	103	444	406	13	13%	38	9%
Customer service and billing	102	98	398	382	4	4%	16	4%
Transmission	33	26	112	96	7	27%	16	17%
Cost of equipment	9	9	29	31	—	—%	(2)	(6)%
Total Sirius XM cost of services	626	573	2,414	2,309	53	9%	105	5%
Pandora:
Revenue share and royalties	244	235	945	929	9	4%	16	2%
Programming and content	8	4	18	11	4	100%	7	64%
Customer service and billing	21	26	85	95	(5)	(19)%	(10)	(11)%
Transmission	20	12	63	50	8	67%	13	26%
Total Pandora cost of services	293	277	1,111	1,085	16	6%	26	2%
Total consolidated cost of services	919	850	3,525	3,394	69	8%	131	4%
Subscriber acquisition costs	114	118	427	470	(4)	(3)%	(43)	(9)%
Sales and marketing	289	245	973	883	44	18%	90	10%
Engineering, design and development	74	71	294	266	3	4%	28	11%
General and administrative	145	129	540	517	16	12%	23	4%
Depreciation and amortization	124	120	483	465	4	3%	18	4%
Total operating expenses	1,665	1,533	6,242	5,995	132	9%	247	4%
Income from operations	405	412	1,679	1,353	(7)	(2)%	326	24%
Other (expense) income:
Interest expense	(99)	(93)	(392)	(377)	(6)	(6)%	(15)	(4)%
Loss on extinguishment of debt	—	—	(57)	(17)	—	nm	(40)	(235)%
Other (expense) income	(1)	(6)	(2)	8	5	(83)%	(10)	(125)%
Total other (expense) income	(100)	(99)	(451)	(386)	(1)	(1)%	(65)	(17)%
Income before income taxes	305	313	1,228	967	(8)	(3)%	261	27%
Income tax expense	(58)	(77)	(290)	(123)	19	25%	(167)	(136)%
Net income	$247	$236	$938	$844	$11	5%	$94	11%

Adjusted EBITDA	$587	$593	$2,427	$2,131	$(6)	(1)%	$296	14%

Footnotes to Pro Forma Results of Operations
The following tables reconcile our results of operations as reported to our pro forma results of operations for the three and twelve months ended December 31, 2019 and 2018 which includes the Pandora pre-acquisition financial information for the applicable periods and the effects of purchase price accounting. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts.

	Unaudited for the Three Months Ended December 31, 2019
(in millions)	As Reported	Predecessor Financial Information	Purchase Price Accounting Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,448	$—	$—		$1,448
Advertising revenue	56	—	—		56
Equipment revenue	46	—	—		46
Other revenue	44	—	2	(a)	46
Total Sirius XM revenue	1,594	—	2		1,596
Pandora:
Subscriber revenue	121	—	5	(b)	126
Advertising revenue	347	—	1	(b)	348
Total Pandora revenue	468	—	6		474
Total consolidated revenue	2,062	—	8		2,070
Cost of services
Sirius XM:
Revenue share and royalties	366	—	—		366
Programming and content	116	—	—		116
Customer service and billing	102	—	—		102
Transmission	33	—	—		33
Cost of equipment	9	—	—		9
Total Sirius XM cost of services	626	—	—		626
Pandora:
Revenue share and royalties	241	—	3	(c)	244
Programming and content	8	—	—		8
Customer service and billing	21	—	—		21
Transmission	20	—	—		20
Total Pandora cost of services	290	—	3		293
Total consolidated cost of services	916	—	3		919
Subscriber acquisition costs	114	—	—		114
Sales and marketing	289	—	—		289
Engineering, design and development	74	—	—		74
General and administrative	145	—	—		145
Depreciation and amortization	124	—	—		124
Acquisition and other related costs	1	—	(1)		—
Total operating expenses	1,663	—	2		1,665
Income (loss) from operations	399	—	6		405
Other (expense) income:
Interest expense	(99)	—	—		(99)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	(1)	—	—		(1)
Total other (expense) income	(100)	—	—		(100)
Income (loss) before income taxes	299	—	6		305
Income tax expense	(56)	—	(2)	(d)	(58)
Net income	$243	$—	$4		$247

(a)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(b)	This adjustment relates to the amortization of deferred subscription and advertising revenue that was fair valued in purchase accounting.

(c)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(d)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at December 31, 2019 to the pro forma adjustments of $6.

	Unaudited for the Three Months Ended December 31, 2018
(in millions)	As Reported	Predecessor Financial Information (e)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	$1,361	$—	$—		$1,361
Advertising revenue	53	—	—		53
Equipment revenue	42	—	—		42
Other revenue	40	—	2	(f)	42
Total Sirius XM revenue	1,496	—	2		1,498
Pandora:
Subscriber revenue	—	133	—		133
Advertising revenue	—	314	—		314
Total Pandora revenue	—	447	—		447
Total consolidated revenue	1,496	447	2		1,945
Cost of services
Sirius XM:
Revenue share and royalties	337	—	—		337
Programming and content	103	—	—		103
Customer service and billing	98	—	—		98
Transmission	26	—	—		26
Cost of equipment	9	—	—		9
Total Sirius XM cost of services	573	—	—		573
Pandora:
Revenue share and royalties	—	235	—		235
Programming and content	—	4	—		4
Customer service and billing	—	26	—		26
Transmission	—	12	—		12
Total Pandora cost of services	—	277	—		277
Total consolidated cost of services	573	277	—		850
Subscriber acquisition costs	118	—	—		118
Sales and marketing	140	105	—		245
Engineering, design and development	34	37	—		71
General and administrative	90	48	(9)	(g)	129
Depreciation and amortization	79	16	25	(h)	120
Acquisition and other related costs	3	—	(3)		—
Total operating expenses	1,037	483	13		1,533
Income from operations	459	(36)	(11)		412
Other (expense) income:
Interest expense	(87)	(6)	—		(93)
Loss on extinguishment of debt	—	—	—		—
Other (expense) income	(38)	1	31	(i)	(6)
Total other (expense) income	(125)	(5)	31		(99)
Income before income taxes	334	(41)	20		313
Income tax expense	(83)	1	5	(j)	(77)
Net income	$251	$(40)	$25		$236

(e)	Represents Pandora’s results for the period October 1, 2018 through December 31, 2018.

(f)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(g)	This adjustment eliminates the impact of transaction related costs, recorded by Pandora, to advisers for the planned acquisition by Sirius XM.

(h)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(i)	This adjustment eliminates the unrealized loss for the fair value adjustment of our preferred stock investment in Pandora.

(j)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at December 31, 2018 to the pro forma adjustments of $20 and Pandora's loss before income tax of $(41).

	Unaudited for the Twelve Months Ended December 31, 2019
(in millions)	As Reported	Predecessor Financial Information (k)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	5,644	—	—		5,644
Advertising revenue	205	—	—		205
Equipment revenue	173	—	—		173
Other revenue	165	—	7	(l)	172
Total Sirius XM revenue	6,187	—	7		6,194
Pandora:
Subscriber revenue	476	46	5		527
Advertising revenue	1,131	68	1		1,200
Total Pandora revenue	1,607	114	6		1,727
Total consolidated revenue	7,794	114	13		7,921
Cost of services
Sirius XM:
Revenue share and royalties	1,431	—	—		1,431
Programming and content	444	—	—		444
Customer service and billing	398	—	—		398
Transmission	112	—	—		112
Cost of equipment	29	—	—		29
Total Sirius XM cost of services	2,414	—	—		2,414
Pandora:
Revenue share and royalties	860	71	14	(m)	945
Programming and content	18	—	—		18
Customer service and billing	77	8	—		85
Transmission	58	5	—		63
Total Pandora cost of services	1,013	84	14		1,111
Total consolidated cost of services	3,427	84	14		3,525
Subscriber acquisition costs	427	—	—		427
Sales and marketing	937	36	—		973
Engineering, design and development	280	14	—		294
General and administrative	524	16	—		540
Depreciation and amortization	468	6	9	(n)	483
Acquisition and other related costs	84	1	(85)	(o)	—
Total operating expenses	6,147	157	(62)		6,242
Income (loss) from operations	1,647	(43)	75		1,679
Other (expense) income:
Interest expense	(390)	(2)	—		(392)
Loss on extinguishment of debt	(57)	—	—		(57)
Other (expense) income	(3)	1	—		(2)
Total other (expense) income	(450)	(1)	—		(451)
Income (loss) before income taxes	1,197	(44)	75		1,228
Income tax expense	(283)	—	(7)	(p)	(290)
Net income	914	(44)	68		938

(k)	Represents Pandora’s results for the period January 1, 2019 through January 31, 2019.

(l)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(m)	This adjustment includes the impact of additional expense associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.

(n)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(o)	This adjustment eliminates the impact of acquisition and other related costs.

(p)
This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at December 31, 2019 to the pro forma adjustments of $75 and Pandora's pre-acquisition loss before income tax of $(44).

	Unaudited for the Twelve Months Ended December 31, 2018
(in millions)	As Reported	Predecessor Financial Information (q)	Purchase Price Accounting and Pro Forma Adjustments	Ref	Pro Forma
Revenue
Sirius XM:
Subscriber revenue	5,264	—	—		5,264
Advertising revenue	188	—	—		188
Equipment revenue	155	—	—		155
Other revenue	164	—	7	(r)	171
Total Sirius XM revenue	5,771	—	7		5,778
Pandora:
Subscriber revenue	—	478	—		478
Advertising revenue	—	1,092	—		1,092
Total Pandora revenue	—	1,570	—		1,570
Total consolidated revenue	5,771	1,570	7		7,348
Cost of services
Sirius XM:
Revenue share and royalties	1,394	—	—		1,394
Programming and content	406	—	—		406
Customer service and billing	382	—	—		382
Transmission	96	—	—		96
Cost of equipment	31	—	—		31
Total Sirius XM cost of services	2,309	—	—		2,309
Pandora:
Revenue share and royalties	—	929	—		929
Programming and content	—	11	—		11
Customer service and billing	—	95	—		95
Transmission	—	50	—		50
Total Pandora cost of services	—	1,085	—		1,085
Total consolidated cost of services	2,309	1,085	—		3,394
Subscriber acquisition costs	470	—	—		470
Sales and marketing	484	399	—		883
Engineering, design and development	123	143	—		266
General and administrative	354	169	(6)	(s)	517
Depreciation and amortization	301	61	103	(t)	465
Acquisition and other related costs	3	12	(15)	(u)	—
Total operating expenses	4,044	1,869	82		5,995
Income (loss) from operations	1,727	(299)	(75)		1,353
Other (expense) income:
Interest expense	(350)	(27)	—		(377)
Loss on extinguishment of debt	—	(17)	—		(17)
Other (expense) income	44	7	(43)	(v)	8
Total other (expense) income	(306)	(37)	(43)		(386)
Income (loss) before income taxes	1,421	(336)	(118)		967
Income tax expense	(245)	8	114	(w)	(123)
Net income	1,176	(328)	(4)		844

(q)	Represents Pandora’s results for the period January 1, 2018 through December 31, 2018.

(r)	This adjustment eliminates the impact of additional revenue associated with certain programming agreements recorded as part of the XM Merger.

(s)	This adjustment eliminates the impact of contract termination fees.

(t)
This adjustment includes the impact of the additional amortization associated with the acquired intangible assets recorded as part of the Pandora Acquisition that are subject to amortization, partially offset by normal depreciation associated with assets revalued in purchase accounting.

(u)	This adjustment eliminates the impact of transaction related costs, recorded Pandora, to advisers for the planned acquisition by Sirius XM.

(v)	This adjustment eliminates the unrealized gain for the fair value adjustment of our preferred stock investment in Pandora.

(w)	This adjustment to income taxes was calculated by applying Sirius XM's statutory tax rate at December 31, 2018 to the pro forma adjustments of $(118) and Pandora's loss before income tax of $(336).

					2019 vs 2018 Change
(in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
Sirius XM:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$1,448	$1,361	$5,644	$5,264	$87	6%	$380	7%
Advertising revenue	56	53	205	188	3	6%	17	9%
Equipment revenue	46	42	173	155	4	10%	18	12%
Other revenue	46	42	172	171	4	10%	1	1%
Total Sirius XM revenue	1,596	1,498	6,194	5,778	98	7%	416	7%
Cost of services
Revenue share and royalties (a)	366	337	1,431	1,325	29	9%	106	8%
Programming and content (b)	109	96	415	378	13	14%	37	10%
Customer service and billing (b)	101	97	394	378	4	4%	16	4%
Transmission (b)	33	24	108	91	9	38%	17	19%
Cost of equipment	9	9	29	31	—	—%	(2)	(6)%
Total Sirius XM cost of services	618	563	2,377	2,203	55	10%	174	8%
Gross Profit	$978	$935	$3,817	$3,575	$43	5%	$242	7%
Gross Margin %	61%	62%	62%	62%	(1)%	(2)%	—%	—%

(a)
For the year ended December 31, 2018 revenue share and royalties excludes $69 related to the legal settlement that resolved all outstanding claims, including ongoing audits, under Sirius XM's statutory license for sound recordings for the period January 1, 2007 through December 31, 2017.

(b)
For the three months ended December 31, 2019, we have excluded share-based compensation expense of $7 related to programming and content and $1 related to customer service and billing. For the three months ended December 31, 2018, we have excluded share-based compensation expense of $7 related to programming and content, $1 related to customer service and billing and $2 related to transmission. For the year ended December 31, 2019, we have excluded share-based compensation expense of $29 related to programming and content, $4 related to customer service and billing and $4 related to transmission. For the year ended December 31, 2018, we have excluded share-based compensation expense of $28 related to programming and content, $4 related to customer service and billing and $5 related to transmission.

					2019 vs 2018 Change
(in millions)	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
Pandora:	2019	2018	2019	2018	Amount	%	Amount	%
Revenue	(Pro Forma)	(Pro Forma)	(Pro Forma)	(Pro Forma)
Subscriber revenue	$126	$133	$527	$478	$(7)	(5)%	$49	10%
Advertising revenue	348	314	1,200	1,092	34	11%	$108	10%
Total Pandora revenue	474	447	1,727	1,570	27	6%	157	10%
Cost of services
Revenue share and royalties	244	235	945	929	9	4%	16	2%
Programming and content (c)	6	4	16	11	2	50%	5	45%
Customer service and billing (c)	21	25	85	94	(4)	(16)%	(9)	(10)%
Transmission (c)	16	11	57	47	5	45%	10	21%
Total Pandora cost of services	287	275	1,103	1,081	12	4%	22	2%
Gross Profit	$187	$172	$624	$489	$15	9%	$135	28%
Gross Margin %	39%	38%	36%	31%	1%	3%	5%	16%

(c)
For the three months ended December 31, 2019, we have excluded share-based compensation expense of $2 related to programming and content and $4 related to transmission. For the three months ended December 31, 2018, we have excluded share-based compensation expense of $1 related to customer service and billing and $1 related to transmission. For the year ended December 31, 2019, we have excluded share-based compensation expense of $2 related to programming and content and $6 related to transmission. For the year ended December 31, 2018, we have excluded share-based compensation expense of $1 related to customer service and billing and $3 related to transmission.

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of December 31, 2019 compared to December 31, 2018:

	As of December 31,		2019 vs 2018 Change
(subscribers in thousands)	2019	2018 (1)	Amount	%
Sirius XM
Self-pay subscribers	29,978	28,915	1,063	4%
Paid promotional subscribers	4,931	5,124	(193)	(4)%
Ending subscribers	34,909	34,039	870	3%
Traffic users	9,334	8,606	728	8%
Sirius XM Canada subscribers	2,707	2,644	63	2%

Pandora
Monthly active users - all services	63,508	69,399	(5,891)	(8)%
Self-pay subscribers	6,165	5,914	251	4%
Paid promotional subscribers	49	756	(707)	(94)%
Ending subscribers	6,214	6,670	(456)	(7)%
(1)    Includes Pandora's results as of December 31, 2018.

The following table contains our Non-GAAP pro forma financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2019 and 2018:

					For the 2019 vs 2018 Change
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
(subscribers in thousands)	2019	2018	2019	2018	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	341	414	1,063	1,402	(73)	(18)%	(339)	(24)%
Paid promotional subscribers	14	(68)	(193)	(99)	82	(121)%	(94)	95%
Net additions	355	346	870	1,303	9	3%	(433)	(33)%
Weighted average number of subscribers	34,708	33,799	34,314	33,345	909	3%	969	3%
Average self-pay monthly churn	1.7%	1.8%	1.7%	1.7%	(0.1)%	(6)%	—%	—%
ARPU (1)	$14.03	$13.64	$13.82	$13.34	$0.39	3%	$0.48	4%
SAC, per installation	$23.74	$23.37	$22.91	$25.66	$0.37	2%	$(2.75)	(11)%

Pandora
Self-pay subscribers	(92)	(82)	251	436	(10)	12%	(185)	(42)%
Paid promotional subscribers	4	(3)	(707)	756	7	(233)%	(1,463)	(194)%
Net additions	(88)	(85)	(456)	1,192	(3)	4%	(1,648)	(138)%
Weighted average number of subscribers	6,280	6,725	6,654	6,080	(445)	(7)%	574	9%
ARPU	$6.76	$6.61	$6.61	$6.53	$0.15	2%	$0.08	1%
Ad supported listener hours (in billions)	3.21	3.49	13.44	14.79	(0.28)	(8)%	(1.35)	(9)%
Advertising revenue per thousand listener hours (RPM)	$94.55	$86.06	$80.41	$71.60	$8.49	10%	$8.81	12%
Licensing costs per thousand listener hours (LPM)	$42.20	$40.40	$38.94	$37.80	$1.80	4%	$1.14	3%
Licensing costs per paid subscriber (LPU)	$4.04	$4.03	$4.06	$4.47	$0.01	—%	$(0.41)	(9)%

Total Company
Adjusted EBITDA	$587	$593	$2,427	$2,131	$(6)	(1)%	$296	14%
Free cash flow (2)	$408	$416	$1,647	$1,517	$(8)	(2)%	$130	9%
nm - not meaningful

(1)
ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $43 and $30 for the three months and $159 and $111 for the twelve months ended December 31, 2019 and 2018, respectively.

(2)	Free cash flow has not been adjusted for Pandora's pre-acquisition results.

Glossary

Monthly active users - the number of distinct registered users on the Pandora services, including subscribers, which have consumed content within the trailing 30 days to the end of the final calendar month of the period. The number of monthly active users on the Pandora services may overstate the number of unique individuals who actively use our Pandora service, as one individual may use multiple accounts. To become a registered user on the Pandora services, a person must sign-up using an email address or phone number, or access our service using a device with a unique identifier, which we use to create an account for our service.

Average self-pay monthly churn - the Sirius XM monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019 and the twelve months ended December 31, 2018, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Net income:	$243	$251	$914	$1,176
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	25	69
Acquisition and other related costs (1)	1	3	84	3
Share-based payment expense (3)	58	33	229	133
Depreciation and amortization	124	79	468	301
Interest expense	99	87	390	350
Loss on extinguishment of debt	—	—	57	—
Other expense (income)	1	38	3	(44)
Income tax expense	56	83	283	245
Purchase price accounting adjustments:
Revenues	8	2	13	7
Operating expenses	(3)	—	(14)	—
Pro forma adjustments (2)	—	17	(25)	(109)
Adjusted EBITDA	$587	$593	$2,427	$2,131

(1)	Acquisition and other related costs include $21 of share-based compensation expense.

(2)
Pro forma adjustment for three months ended December 31, 2018 includes Pandora's Net income for the three months ended December 31, 2018 of $(40) plus Depreciation and amortization of $16, Share-based payment expense of $28, and Interest expense of $6, contract termination fees $6, transaction related costs recorded by Pandora related to the acquisition by Sirius XM $3, offset by Other expense (income) of $1 and Income tax benefit of $1. Pro forma adjustment for the year ended December 31, 2019 includes Pandora's January 2019 Net income of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2 offset by Other expense (income) of $1. Pro forma adjustment for year ended December 31, 2018 includes Pandora's Net income for the year ended December 31, 2018 of $(328) plus Depreciation and amortization of $61, Share-based payment expense of $111, Loss on extinguishment of debt of $17, and Interest expense of $27, transaction related costs recorded by Pandora related to the acquisition by Sirius XM $12, contract termination fees $6, offset by Other expense (income) of $7 and Income tax benefit of $8.

(3)	Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Programming and content	$8	$7	$30	$28
Customer service and billing	1	1	4	4
Transmission	5	1	10	5
Sales and marketing	21	7	78	25
Engineering, design and development	12	4	49	17
General and administrative	11	13	58	54
Total share-based payment expense	$58	$33	$229	$133

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and purchases of other investments. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash flows related to acquisitions, strategic and short-term investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
Cash Flow information
Net cash provided by operating activities	$532	$534	$2,017	$1,880
Net cash used in investing activities	$(129)	$(128)	$(3)	$(379)
Net cash used in financing activities	$(373)	$(398)	$(1,959)	$(1,515)
Free Cash Flow
Net cash provided by operating activities	$532	$534	$2,017	$1,880
Additions to property and equipment	(124)	(117)	(363)	(355)
Purchases of other investments	—	(1)	(7)	(8)
Free cash flow	$408	$416	$1,647	$1,517

ARPU - Sirius XM ARPU is derived from total earned subscriber revenue (excluding revenue associated with our connected vehicle services), advertising revenue, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Pandora ARPU is defined as average monthly subscriber revenue per paid subscriber on our Pandora subscription services.
Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period. SAC, per installation, is calculated as follows:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(costs in millions and installs in thousands)	2019	2018	2019	2018
Subscriber acquisition costs, excluding connected vehicle services	$114	$118	$427	$470
Less: margin from sales of radios and accessories, excluding connected vehicle services	(38)	(33)	(144)	(122)
	$76	$85	$283	$348
Installations	3,202	3,643	12,355	13,563
SAC, per installation (a)	$23.74	$23.37	$22.91	$25.66

(a)	Amounts may not recalculate as a result of rounding.
Ad supported listener hours - is based on the total bytes served over our Pandora advertising supported platforms for each track that is requested and served from our Pandora servers, as measured by our internal analytics systems, whether or not a listener listens to the entire track. For non-music content such as podcasts, episodes are divided into approximately track-length parts, which are treated as tracks. To the extent that third-party measurements of advertising hours are not calculated using a similar server-based approach, the third-party measurements may differ from our measurements.
RPM - is calculated by dividing advertising revenue, excluding AdsWizz and other off-platform revenue, by the number of thousands of listener hours on our Pandora advertising-based service.
LPM - is calculated by dividing advertising licensing costs by the number of thousands of listener hours on our Pandora advertising-based service.
LPU - is calculated by dividing subscriber licensing costs by the number of paid subscribers on our Pandora subscription services.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in the U.S., and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora together reach more than 100 million people each month with their audio products. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers and directly to consumers through aftermarket devices. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to attract or increase the number of subscribers, which is uncertain; our ability to profitably attract and retain more price-sensitive consumers; failure to protect the security of personal information about our customers; interference to our service from wireless operations; a decline in the effectiveness of our extensive marketing efforts; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives, including the acquisition of Pandora Media, Inc.; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; damage to our studios, networks or other three facilities as a result of terrorism or natural catastrophes; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, in each case, as filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov ). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com